CONTACT:                                           News Release
Roni Imbeaux
Vice President, Finance and Investor Relations
404-407-1104
rimbeaux@cousins.com

COUSINS PROPERTIES ANNOUNCES PROMOTION AND NEW HIRE

ATLANTA (November 5, 2018) - Cousins Properties (NYSE: CUZ) announced today that it has promoted Richard Hickson to the role of Executive Vice President of Operations and has hired Kennedy Hicks as Senior Vice President of Investments.

Mr. Hickson joined Cousins in September 2016 as Senior Vice President responsible for Asset Management. Prior to joining Cousins, Mr. Hickson gained more than 17 years of real estate experience in wide-ranging roles, including multiple operations and finance roles from 2004 through 2012 at Parkway Properties, Inc., the last two years of which he served as Parkway’s Executive Vice President and Chief Financial Officer. Hickson holds a Bachelor of Science degree in Business Administration from Washington and Lee University and a Master of Business Administration degree from The University of Virginia’s Darden School of Business.

Ms. Hicks joins Cousins from Eastdil Secured, where she most recently served as Managing Director focusing on institutional office transactions across the Sun Belt. Ms. Hicks has more than 13 years of real estate experience including nearly nine years with Eastdil Secured and five years with CBRE. Hicks graduated from The University of Georgia Honors Program with a Bachelor of Science degree in Finance.

“Richard and Kennedy are both proven real estate professionals and are fantastic additions to our leadership team,” said Colin Connolly, President and Chief Operating Officer of Cousins. “I look forward to working with them both as we continue to execute our unique and compelling Sun Belt office strategy.”

About Cousins Properties

Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.